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                                  EXHIBIT 99.3

NEWS RELEASE                                                JACOR


July 30, 1997, Covington, KY: Jacor Communications, Inc. (JCOR: Nasdaq) today confirmed reports that it is expanding its presence in St. Louis. The industry leader announced that it has reached an agreement to purchase WCBW-FM in the St. Louis market from Continental Broadcasting for $13 million.

Dave Crowl, Jacor Radio Division President, said, "We are pleased to add another station to our St. Louis cluster. WCBW is a strong signal and St. Louis is an attractive, growth market. WCBW is a nice addition to our existing portfolio of St. Louis stations. As with any acquisition, we will actively review all aspects of WCBW now that it is part of the Jacor Radio Division."

The purchase is subject to regulatory review. Jacor also operates WTAF-AM and FM and KMJM-FM in St. Louis.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents approximately 155 radio stations in 34 U.S. broadcast areas. Additionally, Jacor owns several leading content providers including EFM, the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor will grow in other broadcast-related products and business.

For further information, contact:
Pam Taylor
Corporate Communications
606.655.6523

Visit our site at www.cfonews.com/jcor/